Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

2019 MANAGED SERVICES STATEMENT OF WORK
NO. 1 (“MSSOW”)

between
USCC Services, LLC (“USCC”)
and
Amdocs Tethys Limited

Effective as of October 1, 2019

2019 Managed Services Statement of Work
(CW2546107)
No. 1

This 2019 Managed Services Statement of Work No. 1 (this “MSSOW”) is made and entered into as of the date of last signature of the parties, to be effective as of October 1, 2019, and is entered into pursuant to and under the terms of that certain 2019 Master Statement of Work for Managed Services (“MSOWMS”) between USCC Services, LLC (“USCC”) and Amdocs Tethys Limited (“Amdocs,” “Consultant” or “Provider”). All terms and conditions of the MSOWMS shall apply to this MSSOW, provided that in the event of a conflict between the terms of the MSOWMS and this MSSOW, this MSSOW shall control except with respect to Section 2.1(b) of the MSOWMS.

WITNESSETH:
WHEREAS, USCC and Amdocs Software Systems Limited, an Affiliate of Consultant, were the initial parties to that certain Managed Services Statement of Work No. 1, dated as of October 01, 2014 (the “Original MSSOW1 Effective Date”), as amended (collectively, the “Original MSSOW1”); and
WHEREAS, Consultant is the successor in interest under the Original MSSOW1 to Amdocs Software Systems Limited; and
WHEREAS, a portion of the Services provided by Consultant under the Original MSSOW1 includes the Services identified in Section 2 below with respect to TOPS hosted in USCC’s environments; and
WHEREAS, another portion of the Services provided by Consultant under the Original MSSOW1 includes WE Hosting and Operations Services (as defined in Section 13 below) that commenced on July 1, 2019; and
WHEREAS, the parties hereto desire to terminate the Original MSSOW1 on October 1, 2019 but continue the relationship embodied in the Original MSSOW1 beyond such date while making certain modifications to the terms and conditions under which the parties will continue their relationship pursuant to this MSSOW.
EFFECTIVE DATE AND EFFECT OF THIS MSSOW.
The Original MSSOW1 shall terminate and simultaneously this MSSOW shall be effective as of October 1, 2019 at 12:00:01 a.m. Central Time (the “Effective Date”). The parties agree that (i) the terms and conditions of the Original MSSOW1 govern the rights and obligations of the parties arising under the Original MSSOW1 prior to the Effective Date and (ii) the terms and conditions of this MSSOW will govern the rights and obligations of the parties arising under this MSSOW on or after the Effective Date. The Term/Termination provisions with respect to the WE Hosting and Operations Services under this MSSOW are set forth in Section 13 below, and the Term/Termination provisions with respect to other Services under this MSSOW are set forth in Section 3 below.

1.	Services

1.1	Provider shall perform the tasks and activities as described herein inclusive of Appendices and attachments to this MSSOW (all collectively referred herein as the “Services”).

1.2	The Services with respect to TOPS hosted in USCC’s environments are set forth in Sections 2 through 12 and the following Appendices:

Appendix 1 - USCC and Amdocs Responsibilities for Non-Production Environments
Appendix 2 - Non-Production Environments
Appendix 3 - Examples of Capacity Planning Reports
Appendix 4 - Infrastructure Environment Tasks
Appendix 5 - Operational Processes
Appendix 6 - Scope of Nightly Sanity Testing
Appendix 7 - Change Impact Analysis Requirements
Appendix 8 - Monitoring
Appendix 9 - Tools (Including Self-Service Tools)
Appendix 10 - Service Fees
Appendix 10.1 - Financial Responsibility Matrix
Appendix 10.2 - Termination Fees
Appendix 10.3 - Envelope Parameters

Appendix 11 - Governance
Appendix 12 - Disaster Recovery and Business Continuity
Appendix 13 - Service Languages/Locations
Appendix 14 - Termination Assistance
Appendix 15 - Deliverables
Appendix 16 - Repurchase of Services After Termination For Cause
Appendix 17 - Other Obligations
Appendix 18 - Performance Requirements (SLAs and KPIs), as applicable

1.3
The DXP Hosting and Operations Services are set forth in Section 13 of this MSSOW and the Appendices listed immediately below and additionally include those provisions (and the related Appendices) that are referred to in Section 13.18:

Appendix 18 - Performance Requirements (SLAs and KPIs), as applicable
Appendix 19 - DXP Hosting and Operations Services, Definitions and Roles and Responsibilities
Appendix 20 - System and Network Architecture
Appendix 21 - DXP Hosting and Operation Services - Envelope Parameters
Appendix 22 - Oracle Licenses
Appendix 23 - Adobe Terms

2.	Scope of Services for TOPS

2.1	The Services to be provided hereunder with respect to TOPS consist of the following four major functional areas (each a “Service Tower”):

2.1.1	Tier 2 Front-End and Back-End (as described in Section 6 of this MSSOW)

2.1.2	Tier 3/Tier 4 Support (as described in Section 7 of this MSSOW)

2.1.3	Billing Operations (as described in Section 8 of this MSSOW)

2.1.4	Infrastructure Support (as described in Section 9 of this MSSOW)

2.2
In addition, as part of the Services, Provider shall assign a Customer Operations Manager (the “COM”) to oversee the Service Towers and to be USCC’s main focal point for any questions and/or issues related to the Service Towers. The COM’s role is further described in Section 10 of this MSSOW.

2.3	In performing the Services, Provider shall comply with all of USCC’s Policies (as specified in Appendix C to the MSOWMS).

2.4
Provider Personnel shall be available on a [***] per day basis as required to perform the Services in adherence with the SLAs and KPIs identified in Schedule B to the MSOWMS. Provider shall monitor Provider’s performance relative to the SLAs and KPIs and provide to USCC reports indicating Provider’s performance against the SLAs and KPIs (including exception details) as described in Schedule B to the MSOWMS.

2.5
Twice each calendar year, Provider will export into USCC’s SharePoint, or other system reasonably designated by USCC, the USCC-specific data from Provider’s knowledge base for each of the Service Towers.

2.6
In connection with the performance of the Services hereunder, Provider will cooperate with USCC Third-Party Contractors whose systems or applications interface with TOPS with respect to such interfaces. Provider communications with USCC Third-Party Contractors will follow USCC-provided procedures, processes and guidelines including escalation requirements. Provider will communicate directly with such third parties, except for those specific third parties identified by USCC as ones with whom USCC retains the communication interface for some period of time. USCC expects to phase in certain third-party communication interfaces with Provider over time to minimize transition risk. At any time and from time to time, USCC may modify the status of the communication interface with any third party. Until such time as USCC may transition each communications interface to Provider, Provider will communicate with USCC with respect to such third parties with whom USCC has retained the communication interface. In all cases (regardless of whether Provider communicates directly with such third parties or USCC requires Provider to communicate indirectly with such third parties through USCC as set forth herein), Provider will work with such third parties in accordance with USCC-specified procedures, processes and guidelines to timely and cooperatively investigate and resolve any inbound or outbound file transfer or other interoperability Issues, Incidents or Problems. Provider will escalate to USCC any issues related to cooperation or communication between Provider and any USCC Third-Party Contractor, but in no event will Provider be responsible for the performance of any USCC Third-Party Contractor.

2.7	Provider will deliver the Deliverables identified in Appendix 15 to this MSSOW. With respect to Deliverables identified as “Reports” in such Appendix:

a.
The number, name, frequency and nature of such Deliverables can be reduced, modified, increased and/or substituted at any time upon the parties’ written agreement at a USCC senior manager level or above and at a Consultant manager level or above.

b.
For each Deliverable that is added to such Appendix after the Effective Date, Amdocs shall submit to USCC a template for such Deliverable, and USCC shall have [***] days after receipt of such template to Accept such template or to provide to Amdocs revisions to such template, and Amdocs shall revise such template accordingly until Accepted by USCC acting reasonably. For the avoidance of doubt, Amdocs shall be obligated to deliver each such Deliverable only after its respective template is Accepted by USCC.

c.
Recurring versions of such Deliverables for which the applicable template has been Accepted or deemed Accepted under clause (b) in this Section shall not be subject to Acceptance by USCC; provided that if USCC identifies any errors or other Issues or problems with such Deliverables, the correction of such errors or other Issues shall be subject to the Incident Management process set forth in Appendix C to the MSOWMS.

d.	Except as otherwise provided in this MSSOW, the parties shall comply with the disaster recovery plan referenced in Appendix 12.

3.	Term/Termination.

3.1
The term of this MSSOW shall begin on the Effective Date and shall end on September 30, 2024, unless terminated earlier in accordance with its terms (the “Initial Term”). If not earlier terminated, this MSSOW shall be automatically renewed for up to six (6) annual renewal periods of one year each (each, a “Renewal Term”) unless on or before April 1, 2024, or April 1 of the then current Renewal Term, USCC notifies Consultant in writing of USCC’s intent not to so renew this MSSOW, in which case this MSSOW will expire at the end of the Initial Term or then-current Renewal Term, as applicable. Except to the extent set forth in this MSSOW, the terms and conditions during each such Renewal Term shall be the same as those applicable in the Initial Term or the immediately preceding Renewal Term, as applicable. The Initial term and all Renewal Terms are collectively referred to herein as the “Term”.

3.2
The parties’ rights to terminate this MSSOW prior to the Expiration Date include those set forth in Section 11 of the MSOWMS. With respect to Section 11.2(b) of the MSOWMS, USCC shall have the right to terminate for convenience the MS Bundle of which this MSSOW is a part effective on or after September 30, 2022, by (a) providing written notice to Provider at least 90 days prior to the effective date of such termination specified in such written notice; and (b) paying to Provider the termination fee therefor set forth in Appendix 10.2 to this MSSOW which fee shall be billed by Provider to USCC on the effective date of termination. For purpose of clarification, USCC shall not have the right to terminate this MSSOW or the MS Bundle of which it forms a part for convenience effective prior to September 30, 2022.

4.	Definitions

As used in this MSSOW, the following capitalized terms shall have the meanings indicated. Definitions for additional capitalized terms used with respect to DXP are set forth in Appendix 19 of this MSSOW.

4.1	“Configuration” means the capability achieved through configuration of parameters or functionality based on capabilities inherent in the existing code.

4.2	“Contract Year” means one of the consecutive 12-month periods during the Term (as defined in Section 3.1), starting on the Effective Date or on any anniversary thereof.

4.3	“Customization” means the capability achieved by performing changes to existing code (e.g., via Java, C++) (including adding new code) using standard product toolkits.

4.4
“Defect” means (A) with respect to the UDP Solution, a material deviation between the UDP Solution and the UDP Specifications; and (B) with respect to TOPS and/or DXP, a material deviation from the TOPS Specifications and/or DXP Specifications, as applicable.

4.4.1	For the purpose of this Section 4.4, “TOPS Specifications” mean:

a)
The applicable specifications with the respect to TOPS set forth in the following documentation: (i) Annex O to the Statement of Work dated August 17, 2010 and amended as of July 6, 2011 (the “R1 SOW”); (ii) High Level Design (“HLD”) documents delivered under the R1 SOW; (iii) Interface Design Documents and final Impact Assessment documents associated with approved Projects and CRs in each case delivered by Amdocs and approved by USCC in connection with Statements of Work entered into at any time under the Agreement, including any amendments thereto, any PCRs thereunder and any Work Authorizations related thereto, including for the avoidance of doubt any such documents prepared under the Dev SOW including the Change Request Procedures set forth in Exhibit I to the Dev SOW, as those documents are defined in such Statements of Work;

b)	Documentation of Defect fixes with respect to TOPS recorded in QC tickets associated with Defects (as defined in the Original MSSOW1) opened prior to the Effective Date; and

c)
HLDs for Defect fix bundles delivered by Consultant (in an agreed-upon template) and approved by USCC as part of the Change Control Procedures as defined in Appendix F to the MSOWMS for Defects with respect to TOPS and opened after the Effective Date.

4.4.2	For the purpose of this Section 4.4, “DXP Specifications” mean:

a)
The applicable specifications with respect to the DXP referenced in the following documentation: (i) the WE SOW and the WE Supplement; (ii) Interface Design Documents and final Impact Assessment documents associated with approved Projects and CRs in each case delivered by Amdocs and approved by USCC in connection with Statements of Work entered into at any time under the Agreement, including any amendments thereto, any PCRs thereunder and any Work Authorizations related thereto, including for the avoidance of doubt any such documents prepared under the Dev SOW including the Change Request Procedures set forth in Exhibit I to the Dev SOW, as those documents are defined in such Statements of Work;

b)	Documentation of WE Defect fixes (as defined in the WE SOW) with respect to the DXP recorded in QC tickets associated with WE Defects opened prior to the Effective Date; and

c)
HLDs for WE Defect fix bundles delivered by Consultant (in an agreed-upon template) and approved by USCC as part of the Change Control Procedures as defined in Appendix F to the MSOWMS for Defects with respect to DXP and opened after the Effective Date.

4.4.3	For the purpose of this Section 4, “UDP Specifications” mean:

a)	UDP IA (as defined in Section 3.1.4 of Exhibit C to the Dev SOW); and

b)	Documents associated with approved Projects and CRs in each case delivered by Amdocs and approved by USCC in connection with the Dev SOW.

4.4.4
In the event of a conflict between the different TOPS Specifications documents and/or DXP Specifications documents or between the different UDP Specifications documents, the applicable specifications contained in the document most recently created and agreed upon by the parties shall take precedence.

4.5	“Dev SOW” means that certain 2019 Development Statement of Work being entered into by the parties commensurate with this MSSOW.

4.6
“Dynamic Content” means (i) content that resides in DXP, other than Static Content, that is integrated with other data elements existing within DXP, or (ii) content that resides outside DXP that is integrated with DXP content.

4.7
“End-to-End” means (a) with respect to the Production Environment and TOPS training environment, all of the associated hardware, software, resources, services, processes and transactions; or (b) with respect to a process, all of the subprocesses and activities and the sequence required to accomplish the goals of the process from the initiation of the process through to completion of the process.

4.8	“Environment Owner” means the USCC personnel responsible for maintaining the relevant environment.

4.9
“Incident” means an unplanned interruption or failure of TOPS functionality (in whole or in part) or a degradation in the performance of TOPS or conditions that indicate that such unplanned interruption, failure or performance degradation is likely to occur.

4.10	“Incident Record” or “Incident Ticket” means a record containing the details of an Incident as such record is updated to document the actions taken as part of the End-to-End resolution process.

4.11	“Issue” means a concern raised by one or more USCC Personnel or Provider Personnel.

4.12	“MSSOW2” means that certain 2019 Managed Services Statement of Work No. 2 being entered into by the parties commensurate with this MSSOW.

4.13
“Off-Cycle Release” means a bundle of Scope Items that contains new functionality and/or enhancements to TOPS and/or DXP that are developed within one or more PIs (as defined in Section 1.42 of the Dev SOW) and (i) are candidates to be deployed outside of a Major Release, (ii) can be deployed within one or more Daily Maintenance Windows (as defined in Section 2.27 of Exhibit A of the MSOWMS), (iii) shall not have an impact on the Service Level Agreements set forth in Appendix 18 to this MSSOW, and (iv) will not include any of the following: (a) database structure changes, (b) large data update scripting, (c) a requirement for bill validation testing, (d) a requirement for revenue recognition testing, (e) a requirement for Performance Testing (as defined in MSSOW2), or (f) a requirement for full Regression Testing (as defined in MSSOW2).

4.14	“Problem” means the cause of one or more Incidents which may be uncovered through investigation, root cause identification, and other actions that occur as part of the Problem Management Process.

4.15	“Problem Record” means a record containing the details of a Problem as such record is updated to document the actions taken as part of the End-to-End resolution process.

4.16
“Release” means a bundle of Projects and/or CRs (all as defined in Section 2.1 of the Dev SOW) that are delivered and deployed to production as part of an updated comprehensive code build of TOPS and/or DXP. A Release will be designated by USCC as either a “Major Release” or an Off-Cycle Release.

4.17
“Ticket Management” means management of the overall lifecycle of an Incident Ticket including triaging, providing status updates, escalating (as needed), providing workarounds and tracking root cause resolutions.

5.	Privacy, Data Security and Regulatory Process and Control Requirements

5.1.	Provider, while executing the Services, shall comply with the Sarbanes-Oxley Act of 2002 (“SOX”), ISO 27001:2013, as updated prior to the Effective Date, and the then-current version of PCI-DSS.

5.2.
Provider shall comply with the operational processes listed in Appendix 5 to this MSSOW (each an “Operational Process”) while performing the Services. The processes listed in Appendix 5 to this MSSOW include the SOX compliance controls for which Provider is responsible.

5.2.1.
After the Effective Date, if USCC requires revisions or additions to any of the process mapping flows and controls related to SOX compliance contained in the Operational Processes in order to remain SOX compliant, then USCC shall notify Provider of such required revisions and/or additions (each such notice, a “Requirements Notice”), and the parties shall use all commercially reasonable efforts to complete such revisions and additions within [***] days after Provider’s receipt of the applicable Requirements Notice (or if not completed within such [***]-day period, then as soon as possible thereafter). Subject to the foregoing, if Provider disputes whether such revisions and/or additions are necessary for USCC’s SOX compliance, then within ten Business Days after Provider’s receipt of the applicable Requirements Notice, Provider shall notify USCC that Provider is disputing whether such revisions and additions are necessary for USCC’s SOX compliance, and such notice shall specify Provider’s fees (using the manpower rates set forth in Schedule C of the MSOWMS) to complete such revisions and additions as well as Provider’s intention to seek payment therefor from USCC. Such dispute shall be subject to the informal dispute resolution process set forth in Section 2 of Schedule D to the MSOWMS; provided, however, that solely for such purpose, the last sentence of Section 2.2(b)(iv) of Schedule D to the MSOWMS shall be deemed to be replaced with the following:

5.2.2.
If, after any such resolution of a Level 4 Dispute by USCC’s Vice President of Information Technology, Provider notifies USCC that the Dispute is not resolved to Provider’s satisfaction, then within [***] Business Days after such written notice, such Dispute shall be submitted to arbitration in accordance with the terms and conditions set forth in Section 11.17(b) of the Agreement, except that (A) such arbitration shall be conducted by the arbitrator agreed upon by the parties pursuant to Section 3.7 of Schedule D to the MSOWMS; (B) the arbitrator shall render a decision regarding the disposition of such Dispute within [***] Business Days after such Dispute is submitted to arbitration, during which time the parties shall have the opportunity to present their positions to the arbitrator who shall take into consideration: (I) USCC’s past compliance experience (whether unique to USCC or otherwise) as well as advice received by USCC from its independent and internal auditors and other relevant subject matter experts, and (II) solely to the extent that Provider can demonstrate that Provider presented the following to USCC in writing prior to USCC submitting such Dispute to arbitration: alternative methods to achieve compliance other than those contained in the Requirements Notice as well as advice received by Provider from Provider’s independent and internal auditors and other relevant subject matter experts; and (C) the arbitrator shall also determine whether Provider failed to act reasonably in contesting such resolution by USCC’s Vice President of Information Technology and whether USCC’s Vice President of Information Technology acted reasonably in determining such resolution. If the arbitrator determines that either party failed to act reasonably in contesting or determining such resolution, as applicable, then the party determined to have acted unreasonably shall bear the entire cost of the arbitration including, without limitation, the other party’s reasonable attorneys’ fees and expenses.

5.2.3.
For the avoidance of doubt, USCC shall only be required to pay Provider’s fees to complete such revisions and additions upon a finding that such revisions and additions were not necessary for USCC’s SOX compliance.

5.2.4.	[RESERVED]

5.3.
Provider will maintain a central repository containing all relevant process and control documentation set forth in Appendix 5 to this MSSOW applicable to Provider in providing the Services. Documents in such repository will serve as the “documents of record” for such processes and controls managed under this MSSOW. Such repository will be a segregated directory accessible only by USCC resources (including impacted business stakeholders) and Provider Personnel with a need to know in connection with the Services. Each party will identify and notify the other party of potential process or control changes in the interaction by Provider with USCC that, to its knowledge, may impact USCC’s policies, controls, processes or procedures. Whenever USCC reasonably determines that such a process or control change in the interaction by Provider with USCC is required that may impact USCC’s policies, control environment, controls, processes and procedures, USCC shall reasonably determine, in consultation with Provider, the required process or control changes, and within ten days after such determination, Provider shall make the necessary additions or edits to such documentation as reasonably directed by USCC to reflect such process and/or control changes and shall provide the most current versions of such documentation to USCC for review. Within [***] days after USCC’s receipt of each updated version of the relevant process and controls documentation, USCC will either provide written confirmation to Amdocs that the revised documentation is acceptable or provide to Amdocs in writing the revisions that are required to make such documentation reflect such agreed-upon process and/or control changes. Within [***] days after Amdocs’ receipt of such revisions, Amdocs shall process such revisions into the documentation and update the repository accordingly. Within [***] days after the end of each calendar quarter, Provider shall confirm to USCC in writing that the documentation in the repository is current as of the end of the immediately preceding calendar quarter.

5.3.1.
After each calendar quarter, Provider shall participate in SOX management testing conducted by USCC, provided that, if such participation requires more than [***] hours of Provider Personnel time in any calendar quarter, Provider shall be entitled to charge USCC for the number of hours in excess of such [***] hours at the manpower rates set forth in Section 2.2 of Schedule C to the MSOWMS.

5.3.2.
At any time, if USCC is concerned that a process or control for SOX compliance set forth in Appendix 5 to this MSSOW is not in compliance, USCC will provide written notice to Provider that identifies the potential compliance issue and any facts that are available to USCC forming the basis for USCC’s concern(s). Within [***] days after receipt of such notice, Provider will respond to USCC in writing with any information that Provider may have that is relevant to such compliance issue(s). If, after reviewing Provider’s response, USCC determines that the issue(s) has the potential to be significant and therefore merits further investigation, USCC may, upon written notice to Provider at least [***] days prior to commencing an audit under this Section 5.3.2, through an independent auditor that is a registered public accounting firm nationally recognized in the United States and qualified to perform a SOX audit (“SOX Auditor”), subject to USCC and such SOX Auditor executing Provider’s relevant standard confidentiality/nondisclosure agreements, and at USCC’s expense, audit Provider’s processes and/or controls related to such potential compliance issue(s). If any such audit reveals any significant issues (or [***] or more insignificant issues that taken together become significant) related to such processes and/or controls, then Provider will remediate the non-compliance according to the written remediation recommendation and plan (including the timeline therefor) provided by the SOX Auditor. USCC may, through such auditor, at USCC’s expense, perform additional audit procedures in USCC’s reasonable discretion to ensure that Provider properly implemented all remediation plan activities.

5.4.	[RESERVED]

5.5.	Administrative Virtual Desktop Infrastructure (“Admin VDI”)

5.5.1.
USCC shall procure and make available to Provider the license quantities (the “Initial Quantities”) of the Third-Party Software listed in Appendix 10 to this MSSOW for installation by USCC on (i) USCC’s Admin VDI or another USCC access tool that provides access to TOPS environments for use by Provider Personnel in connection with such Provider Personnel’s access to TOPS environments in performance of the Services in accordance with the MS Bundle, or (ii) a USCC-provided PC. With respect to the alternative USCC access tool referenced in the preceding sentence, if Consultant's expenses or resource utilization increases as a result of the use of such alternative access tool, Consultant will be entitled to invoice USCC additional fees therefor. USCC shall be responsible for all fees and expenses associated with the Initial Quantities.  The procurement of any additional license quantities of such Third Party Software for use by Provider as described in this Section 5.5 (the “Additional Quantities”) is subject to USCC’s approval, provided that USCC hereby approves the Pre-Approved Additional Quantities specified in Appendix 10 to this MSSOW. USCC shall be responsible for all fees and expenses associated with such Additional Quantities of Third-Party Software which are listed as under USCC’s financial responsibility in Table 4 of Appendix 10.1 to this MSSOW and will acquire the Additional Quantities specified under the USCC-required Additional Quantities immediately following the Effective Date. Provider shall be responsible for all fees and expenses associated with such Additional Quantities of Third-Party Software which are listed as under Provider’s financial responsibility in Table 4 of Appendix 10.1 to this MSSOW.  Provider shall comply with the applicable licensor’s terms and conditions governing Provider’s use of all such Third-Party Software.

5.5.2.
Such access shall require two factor authentication or other security methods designated by USCC, provided that if Consultant's expenses or resource utilization increases as result of the use of such other access tool, Consultant will be entitled to invoice USCC additional fees therefor.

5.5.3.
Except as set forth in Section 5.5.1, all software that Provider may desire to use at its discretion to access directly TOPS in connection with the performance by Provider of the Services in accordance with the MS Bundle is subject to USCC’s prior approval and installation by USCC on the Admin VDI.  When seeking such approval from USCC for any such software, Provider shall provide to USCC a copy of the applicable licensor’s terms and conditions that govern installation by USCC on the Admin VDI and Provider’s use of such software. If USCC approves such software, it shall be added to Appendix 10 to this MSSOW. Provider shall pay all fees and expenses associated with such software to the licensor of such software prior to delivery of such software to USCC for installation on the Admin VDI. Provider and USCC shall comply with the applicable licensor’s terms and conditions that govern installation by USCC on the Admin VDI, and Provider shall comply with the applicable licensor’s terms and conditions that govern Provider’s use of such software. For the avoidance of doubt, USCC will not use such software under the licenses obtained by Provider pursuant to this Section; provided that if USCC is required to use such software together with Provider under licenses obtained by Provider pursuant to this Section, then USCC shall comply with the applicable licensor’s terms and conditions that govern USCC’s use of such software.

5.5.4.	Each party shall be solely responsible for such party’s acts and omissions in connection with the software listed in Appendix 10 to this MSSOW and associated licenses and the Admin VDI.

5.6.
For the avoidance of doubt, in the event that USCC discloses to or otherwise grants Consultant access to USCC Confidential Information in USCC’s Systems (including, without limitation, via virtual private network) in order to perform Services under this MSSOW, but USCC does not deliver such USCC Confidential Information to Consultant, then the requirements set forth in Section 1 of Exhibit G of the Agreement shall not apply to such USCC Confidential Information while in USCC’s Systems.

6.	Tier 2 Front-End and Back-End

Provider is responsible for managing, performing and communicating activities related to the SLAs and KPIs that are associated with the Tier 2 Front-End and Back-End Service Tower. The detailed activities include the following:

6.1.	Tier 2 Service Desk. Provider shall resolve Incidents arising out of or in connection with TOPS as identified in the tickets opened in USCC’s Remedy system. The activities include the following:

a.	Monitor incoming calls from USCC regarding urgent and escalated tickets that require immediate attention per the Ticket Escalation Flow referenced in Appendix 5 to this MSSOW.

b.	Monitor incoming tickets from USCC’s Remedy system in Provider’s “Unified Ticketing System” (“UTS”) for all applications Issues and escalated user-support Issues.

c.	Perform Ticket Management and provide resolution based on known solutions and knowledge base.

d.	Perform initial triage of tickets and route tickets to:

(i)	Provider’s Order to Activation team;

(ii)	Provider’s Tier 3 Support team for all applications-related Issues;

(iii)	Provider’s infrastructure team for all configuration-related Issues; and

(iv)	USCC’s originator of the ticket for any IT-, System-, Network- and Storage-related Issues that are under USCC’s responsibility pursuant to Section 9.9.

e.
To the extent that the applicable mass scripts and recurring scripts have been previously approved by USCC through the “IS Change Management Process” as described in Section 3 of Appendix C of the MSOWMS, run known solutions with such mass scripts and recurring scripts. If a new script is required to resolve a ticket, Provider will seek USCC’s approval to run such script via the IS Change Management Process.

f.	Enhance knowledge base for Tier 2 by working with Tier 3/Tier 4 Support teams.

g.	Provide USCC with knowledge base updates and known solutions for USCC’s Tier 1 knowledge base to enable first-call resolution by USCC’s Tier 1.

h.	Manage Incident- and operational status-related communications both internally and with USCC.

i.	Escalate Severity 1 Incidents and Severity 2 Incidents to USCC’s Incident Management team.

j.
Create and manage root cause analysis (“RCA”) and root cause resolution actions for Severity 1 Incidents and Severity 2 Incidents including (i) coordinating with all relevant Provider teams; and (ii) providing details (including ongoing status updates) to the USCC Problem Management team.

k.	Provide end-to-end management of all Problem Records.

l.	[RESERVED].

m.	Manage USCC customer-level escalations in coordination with USCC Tier 1 Support for rapid service restoration.

n.
Inform USCC about any third-party interface-related Issues (to the extent known to Provider) so that USCC can engage the relevant third party for resolution. If the third party is managed by Provider, Provider will inform USCC and also work with the third party to achieve resolution.

o.
Provide written communication to USCC’s Incident Management team regarding system errors encountered by front-line users that are causing repeated fallout and/or multiple tickets, and such communication shall include guidance on the process that should be followed to avoid such errors.

p.	Perform Ticket Management including tickets originated by the following USCC group functions:

(i)
IS Support Center. The IS Support Center supports the handling of Remedy tickets that do not qualify for handling by any of the other three teams described in this Section 6.1(p) and also handles escalations and Severity classification disputes.

(ii)	Billing Business Support (“BBS”). The BBS supports the handling of Remedy tickets for business customers/calls regarding billing and/or finance related to TOPS.

(iii)	Business Escalation Queue (“BEQ”). The BEQ supports handling of Remedy tickets for business customers/calls related to TOPS that do not involve billing and/or finance.

(iv)	TOPS Escalation Queue (“TEQ”). The TEQ supports handling of Remedy tickets for customers/calls (other than business customers/calls) related to TOPS.

q.
Communication between Tier 2 Support and non IS ticket initiators will be only through the ticket interface unless authorized by USCC’s IS department. Any communication outside of specific ticket interaction with business will be handled by USCC.

6.2.
Production Management - Data Center Operations. Provider shall perform Production Management with Provider’s internal escalations handled by a Shift Manager and situations requiring escalation to USCC management handled by a Production Manager.

a.
Shift Manager. The “Shift Manager” manages Provider’s resolution of failed processes and critical Incidents (Severity 1 Incidents, Severity 2 Incidents and other Issues that put Provider’s performance of the Services at risk of Full Service Level Default or Partial Service Level Default (as defined in Schedule B to the MSOWMS)), manages the issuance of alerts from Service Level Dashboard, and obtains updates from other Amdocs and/or USCC teams in cases of Issue evaluations and escalations. The Shift Manager is also responsible for managing the resolution of day-to-day production Incidents and escalating to the Production Manager in cases of critical Incidents as described above. The Shift Manager’s activities include the following:

(i)
Inform Provider Personnel and USCC Personnel that are designated by USCC (such USCC Personnel to include individuals working in the IS organization only) on the initiation and periodic status of Incidents, manage technical conference calls for such Incidents and record status of such Incidents in Provider’s notification system. For Incidents identified by Provider, the Shift Manager will initiate internal conference calls and inform USCC’s Incident Management team who will then initiate the USCC Incident Management process.

(ii)	Keep USCC informed regarding production Incidents and provide reasonably frequent updates (based upon the type of Incident) via email until the Incident is resolved.

(iii)	Participate and provide updates on ongoing Incident in the external conference calls initiated by USCC in accordance with the Incident Management process.

(iv)
Monitor Service Level Dashboard for any alerting situations and take actions as necessary to ensure that USCC has visibility to any such situations that may put Provider’s performance of the Services at risk of Full Service Level Default or Partial Service Level Default.

(v)	Manage and track changes into the Production Environment via USCC IS Change Management Process and Release Management processes and USCC tools.

(vi)	Escalate to Production Manager any unresolved Severity 1 Incidents and Severity 2 Incidents.

(vii)	At the end-of-shift turnover between shifts/sites, send to USCC Provider’s internal Incident summary.

(viii)	Follow-up on enhanced monitoring of recurring Incidents and other mitigation activities on a day-to-day basis and keep USCC informed thereof.

(ix)	Oversee all scheduling activities including nightly maintenance bounces and end-of-week and end-of-day activities.

(x)	Communicate to USCC in a timely manner, either directly or through the Production Manager, any change or variance in plans which create risk or output delay.

(xi)	Communicate to USCC any change or variance in operations that created Issues or did not follow defined procedures.

(xii)	Maintain production run books, internal/external escalation contact details, and emergency procedures.

b.
Production Manager. The “Production Manager” is accountable for TOPS Production Operations and is responsible for managing all critical Incident escalations from the Shift Manager including Severity 1 Incidents and Severity 2 Incidents as well as any Issues that could put Provider’s performance of the Services at risk of Full Service Level Default or Partial Service Level Default and overall monitoring of the Services. The activities include the following:

(i)
Manage communications between internal Provider teams and with USCC IS teams regarding critical Incident escalations from the Shift Manager including Severity 1 Incidents and Severity 2 Incidents as well as any Issues that could put Provider’s performance of the Services at risk of Full Service Level Default or Partial Service Level Default.

(ii)
Join conference calls initiated by Provider or USCC in order to address the resolution of an Incident so that Provider may provide its plan to restore TOPS functionality impacted by Incidents and to provide to USCC a description of the issue, impact, and actions being taken by Provider with respect to the Incident as well as requesting any information and/or action from USCC that Provider deems reasonably necessary. Provider will drive resolution of the issues identified on the conference call. If, however, an Issue is identified as outside of Provider’s scope, then USCC will drive resolution of such Issue, and Provider (A) will remain on the conference call until reasonably released by USCC, (B) will participate in technical resolution, and (C) will provide to USCC all relevant data upon which Provider reached that determination.

(iii)	Provide reasonably complete information to USCC on all production Incidents via direct contact with the USCC Incident Manager and via email to USCC IS leaders.

(iv)	Provide to USCC periodic updates (hourly, daily, weekly or as otherwise reasonably specified by USCC) until the Incident is resolved.

(v)	Engage the COM and other management team members for critical Incidents as per Provider’s escalation guidelines.

(vi)	Follow up on and manage recurring production Incidents.

(vii)	Escalate and coordinate resolution of at-risk or missed SLAs and KPIs.

(viii)	Serve as one of the key participants in build and implementation activities for releases of TOPS.

(ix)	Manage end-of-shift turnover between shifts at Provider’s sites.

6.3.
Application Support. Provider is responsible for managing all tickets requiring additional investigation after the tickets have been vetted by Provider’s Tier 2 Support group. This responsibility includes identifying and routing Defects for resolution by Tier 3/Tier 4 Support or Tier 5 Support. The activities include the following:

a.	Manage Tickets vetted by Tier 2 Support groups including Service Desk, Scheduling, Billing Operations and other groups. Examples include, without limitation, tickets related to the following:

(i)	RIM/RIM LITE/Sales/CRM/MSCC/CIM and all other TOPS applications.

(ii)	Billing/Batch Job failures.

(iii)	Quantification Impacts/Billing QA/ A/R /GL/Usage.

(iv)	Alerts from scheduling.

(v)	Event Processing.

b.	Use commercially reasonable efforts to attempt to automate to avoid repetitive manual tasks.

c.	Update Provider knowledge base in order to permit Provider to improve the handling of future similar issues.

d.	Automate and manage transmit process for all Billing, Usage and End of Day / End of Month reports.

e.	Fix all error records or error events including, without limitation, usage processing, payment, accounts receivable and other volume transactions.

f.	Apply credits or charges via the appropriate credit and charge tools pursuant to USCC’s instructions.

g.	Create and maintain USCC-approved data patch scripts and ensure that such scripts meet USCC-approved script standards.

h.	Participate in conference calls to provide application expertise for resolution of production Issues.

i.	Participate in preparation of Release implementation checklist and release readiness activities.

j.	Ensure that all applicable Provider teams are providing timely, complete and accurate data to USCC’s Defect Management team and USCC’s Test Management team as required.

6.4.
Testing Support - Sanity Testing. Prior to the end of each Daily Maintenance Window, Provider shall perform sanity testing of TOPS to ensure that all changes that occurred during the Daily Maintenance Window period are successful. Such sanity testing will also be performed to verify service restoration after each CRM-, RIM-, RIM LITE-, MCSS- and MicroTelecom-related Severity 1 Incident and Severity 2 Incident have been resolved. Details of sanity testing activities for each of the TOPS applications are listed in Appendix 6 to this MSSOW.

6.5.
Change Management. Provider shall manage and coordinate Provider’s activities in connection with all changes to the Production Environment and review requests for change approvals with USCC. The activities include the following:

a.
Use USCC’s Remedy system for all changes subject to USCC’s IS Change Management Process including the requirement to obtain prior approval from the USCC Change Approval Board (“CAB”) for any change made by Provider that could impact any USCC system or Provider’s service delivery.

b.	In connection with all communications related to USCC’s IS Change Management Process, manage all such communications with Provider’s organization and each third-party vendor that is a part of TOPS.

c.	Create and maintain a change schedule of upcoming releases and changes as part of USCC’s IS Change Management Process.

d.	Monitor and report on the implementation of USCC-approved changes made by Provider.

e.	Coordinate with USCC through USCC’s IS Change Management Process all changes that require service interruption.

f.	Conduct activities such as:

(i)	Create and submit requests for changes including coordination of detailed implementation plans inclusive of steps that need to be executed by USCC.

(ii)	Coordinate approval from USCC SMEs in advance of CAB meetings.

(iii)	Categorize each change and provide a description of its impact as described in Appendix 7 to this MSSOW.

(iv)	Schedule each change for deployment and verify the successful deployment of the change as part of the closure procedures that are part of USCC’s IS Change Management Process.

(v)	Communicate to USCC any variance from plan regarding timing, unsuccessful changes, incomplete or backed-out changes, and escalate to USCC according to USCC-defined processes.

(vi)	Upon receiving each USCC-approved change request, coordinate the deployment of Enterprise Product Catalog (“EPC”) changes into production.

(vii)
Assess and communicate to USCC the potential impacts and risks (if any) associated with the changes USCC introduces when publishing a new version of EPC (such changes to be governed by the IS Change Management Process, and if reasonably practicable, USCC shall inform Provider of such planned changes at least two weeks in advance).

6.6.
Order Management System Support (“OMS Support”). Provider shall manage all orders originating in TOPS including ensuring that orders are processed in a timely manner. The activities include the following:

a.	Escalate for resolution by Tier 3/Tier 4 Support, as appropriate, OMS Issues (including Stuck Orders causing delays/failures in processing of orders).

(i)
Execute USCC-approved (such approval to be obtained via the USCCs IS Change Management Process) work-around scripts provided by OMS Support, Tier 3 Support/Tier 4 Support or implement other short-term options to resolve order Issues.

(ii)	Apply automation to ensure quick recovery until a long-term solution is provided by Provider.

(iii)	Open Problem Records for unique order failures and manage such Problems to root cause resolution.

(iv)	Escalate Issues to Tier 3/Tier 4 Support.

(v)	Identify and propose to USCC solutions to improve order flow to help avoid Stuck Orders.

(vi)	Notify the Shift Management team about high-impact fallout Incidents.

(vii)	Priority 1 Stuck Orders resolved will be reported on a daily and monthly basis, as follows:

Priority 1 Stuck Orders - Cleared in 20 minutes	Priority 1 Stuck Orders - Cleared in 40 minutes	Priority 1 Stuck Orders - Cleared in 60 minutes

b.	Resolve Incidents by executing USCC-approved data patch scripts

c.	Perform routine analyses of the order trending/patterns. Details include the following:

(i)	Recommendations for improvement;

(ii)	Escalations of anomaly trends (e.g., spikes/drops in volumes when compared to previous similar timeframes); and

(iii)	Reprocessing of order fallout and exceptions which will be handled as Issues according to their respective impact and priority.

d.
Support the planning and execution of Mass Order activities (“MOA”) including (i) creating the implementation plan to be approved through the IS Change Management Process, and (ii) providing daily reports to USCC IS Operations regarding results of the MOA.

e.	Maintain, manage, and share with USCC the USCC-specific Methods & Procedures (“M&P”) and USCC-specific data from Provider’s knowledge base.

f.	Resolve high-priority escalations and tickets from USCC to ensure timely turnaround on order failures.

g.	Provide ordering expertise to USCC for ad hoc requests and involve a Provider Business Analyst if needed.

h.	Monitor and manage order fallout in TOPS as well as in Third-Party Software (including SAP).

i.	Perform sample audits and analyses of trends and fluctuations.

j.	Resolve Stuck Orders.

k.	Manage and resolve Remedy tickets related to Incidents in order flows.

l.	Use commercially reasonable efforts to attempt to automate the resolution of recurring Stuck Orders.

m.	Support USCC as needed for USCC’s interactions with its customers for the collection of data and/or coordination of changes to resolve Stuck Orders.

7.	Tier 3/Tier 4 Support

Provider’s Tier 3/Tier 4 Support team handles Incidents that are reported by Tier 2 and Defects that are escalated by Tier 2 including: (a) participating in Incident management process; (b) triaging defects (i.e., analyze and classify Defects and provide immediate fixes when possible); (c) providing fixes for Defects in the Production Environment and the TOPS training environment; and (d) participating in release deployment. The activities include the following:

7.1
Participate in Incident Management Process. Participate in conference calls when Severity 1 Incidents and/or Severity 2 Incidents are raised and follow USCC’s Incident Management process and Problem Management process in order to find resolution and minimize the impact on USCC’s business. The activities that may be required include, without limitation, reviewing log files and queues and making necessary decisions for restoring TOPS. If an Incident requires an immediate data or code fix, Provider will provide such data or code fix. If an Incident is not code- or data-related, then it will be routed to the appropriate Provider or USCC team.

7.2
Triaging Defects. When a Defect is escalated by Provider’s Tier 2 Support team to Provider’s Tier 3/Tier 4 Support team using Provider’s ticket tracking system, Provider’s Tier 3/Tier 4 Support team will analyze the Defect and do one of the following:

a.	Provide a work-around if requested by the Tier 2 Support team;

b.	If a code fix is required, assign the Defect to the appropriate Provider development team and establish a target due date and/or release for Defect resolution; or

c.	If an Incident is not reproducible or is not a Defect, return it to Provider’s Tier 2 Support team.

If additional data is required by Provider in connection with a Defect, Provider will identify its specific needs and add them to the applicable ticket. If the issue is caused by user error, Provider will update the ticket with an explanation so that Provider’s Tier 2 Support team can understand the issue and close the ticket.

7.3	Provide Fixes for Defects.

a.	When a code fix is required, Provider will provide the code fix, complete unit testing, send the fix to the appropriate testing team.

b.	After fixing the code, add to the Defect record in Quality Center an identification of the source of the issue (e.g., design gap or code error).

c.
If a Defect requires a fix to the Core Product, Provider’s Tier 3/Tier 4 Support team will work with Provider’s R&D team and will provide all details necessary to reproduce and fix the Defect. After Provider’s R&D team fixes the Defect, Provider’s Tier 3/Tier 4 Support team will integrate the Defect fix with other Defect fixes, if any, and will develop a deployment plan therefor.

d.	Providing impact, risk and feasibility assessment for Severity 1 Defects, Severity 2 Defects, escalated billing-related Defects and other prioritized business Defects.

7.4
Participate in Release Deployment. Provider’s Tier 3/Tier 4 Support team will participate in Release planning and obtain the necessary knowledge from the appropriate Provider development team. Such activities will include:

a.	Providing subject matter expertise in quality review of Release design including reviewing the functional approach as well as any operational or performance risks.

b.	Providing production expertise including data model knowledge.

c.	Reviewing all upcoming Release changes and providing recommendations with respect thereto as such team deems appropriate.

d.	Supporting implementation planning.

e.	Supporting testing team’s testing of Defect fixes.

f.	Coordinating development support during and immediately after deployment of each release.

g.
Supporting the COM and USCC’s business and IS stakeholders in understanding expected changes due to releases and impacts of releases on operational processes or parameters (known as post-release predictions).

8.	Billing Operations

Provider is responsible for managing, performing and communicating activities related to the SLAs and KPIs that are associated with the Billing Operations Service Tower. The detailed activities include the following:

8.1.
Scheduling. Provider shall run batch jobs, billing jobs, ad hoc jobs, bounces, and reruns; perform alert handling, manage failed jobs, and provide escalations to Shift Manager for critical Issues and Provider’s Application Support team for alerts and failures. This applies to all phases of all bill cycles (as well as consolidated billing) including final file delivery. The activities include the following:

a.	Run billing and batch jobs, TOPS-related jobs currently in both AMC Operational and Tivoli Work Scheduler.

b.	Execute EOD, EOW, EOM and nightly bounces.

c.	Monitor and manage timely resolution for the following:

(i)	Long-running billing and batch jobs.

(ii)	Usage Processing and related usage fallout (except as specified in Section 11 of this MSSOW).

(iii)	Billing and EOD executions.

(iv)	System alerts.

d.	Run CAB-approved ad-hoc scripts.

e.	Manage the following or escalate to Provider’s Application Support:

(i)	Job failures.

(ii)	Daemon down.

(iii)	Online bounces.

(iv)	Alerts.

(v)	Usage processing.

(vi)	Billing rejects.

f.	Notify the Shift Manager of Issues impacting SLAs and/or user/customer experience.

g.	Document solutions in knowledge base after discussing such solutions with other applicable Provider teams

h.	Assign SMEs to participate on conference calls for resolution of any production Issues related to batch jobs and billing

i.	Configure customer data for consolidated billing including MABEL and MobilSense.

8.2.
BIMS Tool. Provider shall make the BIMS Tool available to Provider Personnel and to USCC Personnel in the Information Systems (“IS”) organization and the Revenue Assurance (“RA”) organization as follows:

a.	At any one time, the aggregate total number of Administrative Users and Account Users who are actively querying data will be limited to seven.

b.	“Administrative User” means a user of the BIMS Tool who has rights to create and modify reports. USCC will be entitled to three Administrative Users.

c.	“Account User” means a user of the BIMS Tool who has rights to view reports and data that exist in TOPS or that are created by the Administrative Users. USCC will be entitled to 40 Account Users.

8.3.
QA Billing/Auditing. Provider shall audit sample bills, Usage/Traffic, and Cycle Management; generate Audit Reports for Accounts Receivable (“A/R”)/General Ledger (“GL”), and Billing; and manage communications for billing and audit Issues. The activities include the following:

a.	Billing QA.

b.	Billing and Accounts Receivable audits.

c.	Trending of billing audits.

d.	Management of bill validation as part of the release life cycle, including:

(i)	Run billing during testing of releases - limited to two bill cycles (or up to three additional bill cycles if USCC reasonably determines such additional cycles are necessary).

(ii)	Produce invoices and reports for USCC RA purposes.

(iii)	Review and prioritize with USCC the provision of Defect fixes by Provider that arise from the bill validations.

(iv)	Provide recommendations related to USCC’s “go/no-go” decisions for Releases.

(v)
Perform project planning in cooperation with USCC for bill validation activities and jointly execute such plans, provided that Amdocs shall retain overall responsibility for managing each such project.

e.	Audits of usage and event records.

f.	Audits of consolidator billing output.

g.	Reruns/fixes/additional batch jobs.

h.
Communicate with USCC IS related to (i) Bill Cycle timing and coordination; (ii) USCC approvals; (iii) sharing of best practices; (iv) process improvements; (v) reject and corrective handling; (vi) Issues and options for Bill Cycle activities.

8.4.	Cycle Management. Provider shall perform the Bill Cycle management activities including the following:

a.	Obtaining Bill Cycle approvals from USCC.

b.	Fulfilling information requests and marketing-related special requests.

c.	Monitoring production including monitoring of Bill Cycle performance, Bill Cycle QA, report delivery, End of Cycle (“EOC”), and electronic bill status.

d.	Performing analyses to predict (i) timing for successful/complete Bill Cycle runs, and (ii) timing to address/resolve rejected and held bills.

e.	Executing processes to confirm that billing balances post to customer accounts after each Bill Cycle.

f.	Performing Billing Audit Support including the handling of ad-hoc requests related to potential issues found during USCC’s billing audit, billing audit support and facilitation, and trending support.

g.	Reporting to USCC including reporting of (i) monthly team metrics, (ii) billing status, (iii) audit finds, and (iv) review of potential and/or actual impacts on billing caused by a TOPS code release.

8.5.	Revenue Assurance (A/R, Usage and Billing). Provider shall perform the revenue assurance services including the following activities for all TOPS output related to A/R, usage and billing:

a.	Perform pre-cycle preparation including coordinating QA sample accounts, determining readiness based on Issues found in previous cycles, and creating billing cycle folders and tracking tools.

b.	Perform billing audits and invoice QA including financial trending and analyses and investigating exceptions.

c.
Perform billing approval and confirmation including obtaining confirmation of audit completion and cycle approvals from internal Provider teams and USCC teams and reporting and tracking approvals, confirmations, and fulfillment activities.

d.	Perform daily End-to-End usage balancing of system-wide, usage-related inputs and outputs.

e.	Perform In-Collect and Out-Collect processing.

f.	Coordinate and resolve file processing errors and fallout Issues.

g.	Coordinate end-user device-related activities including migrations and switch upgrades.

9.	Infrastructure Support

Provider shall perform infrastructure services to support the Production Environment and the Non-Production Environments listed in Appendix 2 to this MSSOW including the following services: Environment Integration, Application Database Administration, Middleware Administration, Configuration Control, and Capacity Planning and Monitoring. Additional Provider responsibilities and accountabilities for Non-Production Environments are set forth in Appendix 1 to this MSSOW. For the third-party systems not operated by Provider as part of TOPS (e.g., UDP, ODS, IVR, MyAccount, SAP, and CyberSource), Provider shall be responsible for all infrastructure interface configurations to and from TOPS. The activities include, without limitation, the following:

9.1.	Environment Integration.

a.
Maintain and provide Infrastructure support for existing USCC testing, development and training environments and build-out of new environments as set forth in Appendix 10.3 of this MSSOW to meet various business needs of USCC.

b.
Design environment architecture for any new components of TOPS and/or DXP by identifying the number of components/environments required based on USCC’s needs and business requirements and optimizing the hardware and software asset utilization.

c.	Provide ongoing maintenance of the environments by developing tools/utilities for scheduled reboot of the environments and apply changes/modifications using a tightly controlled method.

d.	Deploy new builds, releases, and software upgrades for implementing new CRs and enhancements using Configuration Control.

e.	Perform environment upgrade/build/bounce and data refresh for each environment in accordance with the testing requirements and timelines for each release.

f.	Administer daemons, operational batch jobs and software scheduling.

g.	Perform log file archiving and cleaning for all TOPS applications.

h.
Identify themes from each release and apply lessons learned to optimize and reduce the total number of Incidents through environment standardization, automation and repeatable processes/tasks in preparation and management of Non-Production Environments.

i.
Support and maintain Self-Service Tools. Provider will continue to be responsible for the deployment of builds, upgrades, and Hot Fixes, execution of bounces and data refreshes. After the Self-Service Tools are functioning, Provider will continue to be responsible for any activity the Self-Service Tools fails to perform or is not designed to perform.

j.	Administer Provider’s infrastructure tools such as Build Push, Boot Manager, Hot Fix Tool, Tiger Tool, and the Self-Service Tools.

k.	Install, maintain and administer the batch job scheduling tool.

l.
Upon USCC’s request, perform the infrastructure environment tasks listed in Appendix 4 to this MSSOW (in accordance with the applicable lead and implementation times set forth in Appendix 4 to this MSSOW).

m.	Integrate Non-Production Environments with external interfaces and downstream applications (such as Spectrum/Vertex, ESB/DXP, EBI, ODS, etc.) in accordance with project and/or release requirements.

n.
Support Testing and Development activities in the Non-Production Environments by investigating and troubleshooting environment Incidents, providing RCAs and identifying permanent remediation solutions to prevent recurring Issues.

o.	Perform infrastructure Sanity Testing after each environment upgrade and build push and support Provider’s Testing team with any issues in Sanity Testing performed by such Testing team.

p.
Analyze the performance of the environments set forth in Appendix 8 to this MSSOW and make actionable recommendations to USCC’s Infrastructure group for system performance Issues and to Provider Delivery organizations for application and environment performance Issues.

q.
Provide each automated tool identified in Appendix 9 to this MSSOW as a “Self-Service Tool” (collectively, the “Self-Service Tools”). Provider will provide training, knowledge transfer and documentation on how to use the Self-Service Tools including, without limitation, run books, user guides, tool logs location and how to interpret them, common Issues and resolutions, etc. Provider may introduce additional Self-Service Tools as appropriate.

r.	Perform all changes to the environment configurations in accordance with the Technical Release Notes, and track and document all manual changes to ensure they are included in the production cut-over.

9.2.	Application Database Administration.

a.
Identify, tune, and resolve application queries causing application or database performance impacts. Maintain database statistics for optimal execution plans and transform application data access methods to improve efficiency.

b.
Support the obfuscation of PCI, PII, and CPNI data by identifying the applicable elements as defined by USCC (Table and Column combinations). Determine the appropriate method of obfuscation that is supported by the application.

c.	Monitor/trace the database transactions End-to-End in response to Incidents and identify the bottlenecks for the resources that can be fine-tuned.

d.	Maintain Application Database schema in all in-scope environments.

e.	Perform copy BAN requests (DB Extract).

f.	Provide application database support at every level of release (i.e., from code repository to environmental data).

g.	Review and approve development schema changes for consistency and stability.

h.
Execute required steps of approved changes during Daily Maintenance Windows to deploy Hot Fixes and builds including reviewing and testing of all SQL scripts in a full-volume environment. Notify and coordinate with the USCC team for database replication.

i.	Troubleshoot ongoing release/production support Issues from the Application DBA standpoint including participation in outage conference calls and the necessary RCA follow-up activities.

j.	Support the restoration of the database instance through the application of archive logs after USCC restores the full instance from the back-up (including any incremental back-ups).

k.
Support the database instance from an application perspective at source and target for the environments set forth in Appendix 8 to this MSSOW for the database replication technologies, provided that USCC will obtain a license to use the technology to replicate such instance.

l.	Perform clean-up and capacity management of all temporary objects created in the Production Environment by Provider’s application support teams.

m.	Perform database set-up after physical database restore, clone, or creation (including database dblinks, reference data refresh, and configuration items).

n.	Perform certification of appropriate Oracle database versions and patch sets.

o.	Support opened cases with Oracle and any other applicable database vendors for production Incidents (to the extent that such Incidents relate to application database services).

9.3.
Middleware. Provider will administer with respect to the tasks defined below the middleware technologies within the scope of TOPS. Provider is responsible for configuration of TOPS system certificates that are managed and supplied by USCC. For all other out-of-scope middleware technologies and systems, Provider is only responsible for configuration of TOPS system interfaces to those technologies and systems.

a.	Manage production and non-production middleware for in-scope environments.

b.	Manage infrastructure for front-end web applications, web services, and interfaces between TOPS and ESB.

c.	Tune middleware for optimal performance and throughput.

d.	Implement continuous improvement and stability initiatives.

e.	Monitor middleware layers in the Production Environment to proactively manage performance Issues and error conditions.

f.
Implement security and functional patches, as agreed by the parties, in accordance with USCC’s IS Change Management Process to keep instances stable and supportable by Oracle and any other applicable middleware software vendors.

g.	Open and escalate cases with Oracle and any other applicable middleware software vendors for production incidents.

h.	Manage middleware changes and Incident Records. USCC shall provide a work plan if there are any changes to be performed by USCC.

9.4.	Infrastructure Management.

a.	Coordinate production and non-production infrastructure activities among Provider’s TOPS support teams.

b.	Serve as the infrastructure escalation point for production and non-production Incidents.

c.	Provide infrastructure-related input and recommendations in accordance with the IS Change Management Process.

d.	Provide infrastructure-related input and recommendations to non-production upgrade schedules.

e.	Provide infrastructure-related input and recommendations for release and maintenance checklists and reviews.

f.	Perform production change management controls for Provider Infrastructure changes in accordance with USCC’s IS Change Management Process.

g.	Serve as Manager-on-duty for production and non-production infrastructure Issues.

h.	Coordinate infrastructure release tasks and timelines with all Provider teams as well as USCC Release Management team for in-scope services.

i.	Coordinate Provider application deployments, lessons learned, and best practices.

j.	Manage and coordinate production deployment of Provider Infrastructure changes.

k.	Track production changes, best practices and lessons learned to enhance Provider’s knowledge base and for continuous improvement.

9.5.	Configuration Control.

a.	Design, configure, synchronize, and build development environments for different versions and releases to implement USCC’s CRs and enhancements.

b.	Perform maintenance, synchronization, and stabilization among different Third-Party Software (e.g., Oracle, Java, Syncsort, etc.) on different platforms.

c.
Ensure source code repository for TOPS is available to maintain different versions of source code and synchronize between the different versions to ensure any Hot Fixes deployed to production are not overwritten by new development.

d.	Manage versions and maintain inventory of Hot Fixes/builds throughout the release lifecycle for “n plus 2” releases.

e.
Manage infrastructure and software configurations and provide architectural information to USCC infrastructure team related to application models and processes to aid in impact analyses to be performed by USCC.

f.	To the extent applicable, ensure all environment configurations are consistent across the various types of environments (e.g., SIT, DEV, E2E and PTE).

9.6.	Capacity Planning.

a.	Monitor trending for TOPS applications and all other capabilities that are in scope for Provider.

b.	Develop and deliver to USCC infrastructure monthly performance data analysis for planning capacity based on business volumes for at least [***] months into the future.

c.	Forecast and predict business volumes and machine performance and provide reports to USCC with respect thereto. Sample reports are shown in Appendix 3 to this MSSOW.

d.
Provide sizing and recommendations for special project initiatives and any new CRs that may impact capacity demand. (USCC is responsible for providing business forecasts and project details impacting capacity, and Provider will furnish the sizing and recommendations within [***] weeks after receiving such forecast and details.).

e.	Install collection probes on all TOPS servers to gather capacity planning data. (USCC is responsible for providing required permissions/approvals.).

9.7.	Monitoring.

a.	Monitor the Production Environment to ensure application performance meets or exceeds the KPIs and SLAs.

b.
Set up proactive notification/alerting mechanisms for early detection of Issues to enable Provider teams to rapidly investigate and resolve situations before any impacts are experienced by USCC’s business thereby preventing any downtime/outage situation.

c.	Collect production data for monitoring, reporting, capacity planning, and KPI and SLA measurement.

d.	Design, implement and configure the optimal monitoring strategy based on USCC TOPS application needs and business to encompass the End-to-End business transactions/flows.

e.	Create new monitoring plug-ins and extracts (other than those that require application development) to support on-going needs and new CRs and enhancements to satisfy TOPS business growth and needs.

f.
Implement data collection for different systems (HW servers, Database, Middleware Layer as utilized within the application), provided that USCC is responsible for installation of monitoring components requiring “root” access on USCC Servers.

g.
Use Provider’s monitoring system to gather TOPS server utilization and other architecture information for use by Provider in troubleshooting, operations, and capacity planning. (Monitoring and alerting for core architecture and physical database remains the responsibility of USCC.).

h.	Create and maintain dashboards and views for production monitoring and operations, and make all such dashboards and views available to USCC.

i.	Provide ongoing support for patches and upgrades for monitoring software and infrastructure.

j.
Provide advance notice and coordinate implementation of any increases to architecture capacity and related IT support for the Provider monitoring data gathering instances that must run on USCC’s system/network.

k.	Collaborate with USCC to provide network connectivity to allow data transfer of monitoring KPIs from data gathering instances to Provider’s central monitoring system.

9.8.	General Infrastructure Support.

a.	Manage Provider Infrastructure tickets at production and non-production level.

b.	Subject to prior approval through the USCC IS Change Management Process, deploy infrastructure release components (including readiness and staging) to the Production Environment.

c.	Support performance Issue resolution related to TOPS.

d.	Provide High Availability (“HA”) design recommendations, each of which may require no more than 40 hours of effort, for TOPS infrastructure at USCC’s reasonable request.

9.9.	Exclusions.

a.
Areas of Provider accountability do not include the following if the applicable hardware is located other than at a Provider facility: (a) IT infrastructure support services such as Unix/Linux OS and server administration, (b) Windows administration, (c) Network administration, (d) storage and back-up services, (e) vendor and asset management, (f) data center services, and (g) physical database administration.

b.	USCC’s responsibilities and accountabilities for the Non-Production Environments are set forth in Appendix 1 to this MSSOW.

10.	Customer Operations Manager

The COM shall be responsible for managing and communicating activities related to the Service Towers listed under Section 1.2 of this MSSOW in accordance with the agreed-upon SLAs and KPIs. The detailed activities of the COM include the following:

10.1.	Serve as the day-to-day interface for critical Issues in production systems.

10.2.	Serve as an escalation point for any Issues within the scope of the Services.

10.3.	Lead and drive (a) resolution of Issues; and (b) identification and impact assessment or quantification of Issues in accordance with the Service Level Targets (based upon the severity of each Issue).

10.4.	Review production RCAs to identify critical production Issues.

10.5.
Coordinate individual or packaged Hot Fixes and production immediate fixes with Tier 3/Tier 4 Support and testing teams in accordance with USCC’s IS Change Management Process before deploying such fixes into production.

10.6.	Participate in daily management production calls including management CAB meetings.

10.7.	Manage monthly partner meeting to review all SLAs and KPIs with USCC.

10.8.	Participate in USCC daily production calls and share TOPS updates including action plans for missed SLAs and KPIs.

10.9.	Provide timelines and steps to be executed by Provider as input to the overall release timeline for development and infrastructure upgrades.

10.10.	Provide status of development and System Testing for a production immediate fix to USCC IS Operations.

10.11.	Serve as escalation point for any disputes or major Issues.

10.12.	Provide information on infrastructure and operational steps including any validation processes to create implementation for release deployment.

10.13.	Provide predictive analyses as agreed upon, prior to any release to share insight on operational/process impacts and benefits.

10.14.	Provide after action review after any release to compare planned and actual impacts as well as lessons learned.

10.15.	Enforce access control policy for TOPS support as defined by USCC.

10.16.	Coordinate Release post-deployment Warranty support and ensure Problem resolution.

10.17.	Prioritize Problem Records according to USCC business needs, subject to approval by the USCC’s Defect Management function.

10.18.	Interface with USCC Engineering to investigate and resolve Turbo Charging/SCP Issues and in planning upgrade and release activities when needed.

10.19.
Provide demand forecast for Releases and any special launches that are agreed upon, including the following indicators: (a) Ticket management, (b) Defect management, (c) Stuck Order fallout, (d) billing rejects and holds, and (e) any other agreed-upon indicators as and when needed.

11.	Out of Scope Activities

The parties confirm that the following tasks and activities are outside the scope of the Services. For the avoidance of doubt, the following list is not comprehensive.

11.1.	Updates of EPC and BPT data and table entries, excluding deployment activities.

11.2.	Approvals of financial or customer impacting decisions.

11.3.	Approvals of bill cycle or credits/adjustments.

11.4.	Performance and approval of revenue assurance financial audit, excluding quality checks for usage, bill cycle and financial output.

11.5.	Cost and relationship management with Imaging and Mail Center (“IMC”), actual printing and mailing of bills.

11.6.	Cost and relationship management with Third-Party Contractors under USCC’s financial responsibility.

11.7.	Serving as a primary point of contact with USCC business partners.

11.8.	Investigation and Resolution of root cause problems in USCC Systems (e.g., Network Elements fix) following initial triage by Provider.

11.9.	Performing help desk activities (Tier 1).

12.	Additional Obligations

The additional obligations described in Appendix 17 to this MSSOW shall apply, subject to the terms thereof.

13.	DXP HOSTING AND OPERATIONS SERVICES

13.1
Amdocs shall perform the Services described or referenced in this Section 13 (the “DXP Hosting And Operations Services”) until September 30, 2024 (the “DXP Hosting And Operations Services Initial Term”), notwithstanding anything to the contrary contained in Section 3 (Term/Termination) of this MSSOW. USCC shall have the right to renew the DXP Hosting And Operations Services for up to two (2) additional five (5) year periods (each a “DXP Hosting And Operations Services Renewal Term”) by giving to Amdocs a written notice of renewal at least eighteen months (18) prior to the end of the DXP Hosting And Operations Services Initial Term or the then current DXP Hosting And Operations Services Renewal Term, as applicable.

13.2
The DXP Hosting And Operations Services Initial Term and all DXP Hosting And Operations Services Renewal Terms, if any, shall be hereinafter collectively referred to as the “DXP Hosting And Operations Services Term”.

13.3
Consultant has entered into and shall continue to maintain during the DXP Hosting And Operations Services Term an agreement with Oracle Corporation for the licensing, maintenance and support of the software, as listed in Appendix 22, included in the Hosted DXP (the “Oracle Licenses”).

13.4
With respect to AEM and Adobe Target, USCC shall have all the rights and shall comply with all the obligations of the Customer under Appendix 23 (such Appendix 23, the “Adobe Terms”), and Consultant shall have all the rights and shall comply with all the obligations of the Partner under the Adobe Terms.  In the event of a conflict between the provisions of the Adobe Terms and those contained elsewhere in this MSSOW, the provisions of the Adobe Terms shall govern to the extent of such conflict but only as applicable to AEM and Adobe Target. For clarification, the absence of an express provision regarding a particular subject matter in the Adobe Terms shall not be deemed to create a conflict.

13.5
Each party shall indemnify, defend and hold the other party, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of or resulting from any and all claims brought by Adobe Systems Incorporated (“Adobe”) or its third party partners (which, for clarity and solely for the purpose of this clause, exclude Consultant and its Affiliates and USCC and its Affiliates) arising or resulting from or alleging the indemnifying party’s failure to comply with any of the terms or provisions of the Adobe Terms (which, in the case of Consultant as the indemnifying party, shall be deemed also to include Consultant’s underlying agreement with Adobe regarding Adobe Target and AEM that supports the DXP). For purposes of this Section 13, the foregoing indemnity shall be deemed to be included as an indemnification provision under Section 8 of the Agreement.

13.6
The following license granted under the Sixth Amendment to the Original MSSOW1 (as modified to conform the Appendix reference) shall continue to be applicable under this MSSOW in accordance with all of the terms hereof:

Consultant hereby grants to USCC a limited term, non-exclusive, non-transferrable, non-sublicenseable, royalty-free license during the DXP Hosting And Operations Services Term to, within the United States, access and use DXP solely for the purposes of the marketing, sale and delivery of USCC’s wireless telecommunication products and services. In no event shall any shrink-wrap, click wrap, or other electronic agreement constitute a binding agreement hereunder, even if a user or authorized officer of USCC or any USCC Affiliate purports to have affirmatively accepted such terms. Use of DXP by USCC is conditioned upon USCC’s compliance with the terms and provisions of the Adobe Terms attached to this MSSOW as Appendix 23, and for the avoidance of doubt USCC agrees to the application of such Adobe Terms to the extent applicable.

13.7	The following license granted under the Sixth Amendment to the Original MSSOW1 shall continue to be applicable under this MSSOW in accordance with all of the terms hereof:

USCC hereby grants to Amdocs a limited term, non-exclusive, non-transferable, non-sublicenseable, royalty-free, worldwide license to reproduce, use, display, modify and create derivative works of the USCC Content for the sole purpose of providing the DXP Hosting And Operations Services. For purposes hereof: (i) the term “End Users” means USCC employees, USCC customers, and third parties authorized by USCC or a USCC Affiliate to use DXP, and (ii) the term “USCC Content” means the data, information and materials provided by USCC or End Users to DXP.

13.8
Notwithstanding Section 3 (Term/Termination) of this MSSOW, USCC may terminate DXP Hosting And Operations Services for its convenience (“Hosting Termination for Convenience”) at any time upon ninety (90) days’ written notice to Amdocs (the “Hosting Early Termination Notice”), subject to: (i) the payment by USCC to Amdocs of all outstanding invoices therefor billed through the effective date of termination, and (ii) the payment by USCC to Amdocs for all unbilled WE Hosting and Operation Services performed, and out-of-pocket expenses incurred, through the effective date of termination. For clarification, such payments shall be in addition to any termination fee that may be applicable under Section 3.2 of this MSSOW. In the event of a Hosting Termination for Convenience, USCC agrees that it shall, as of the effective date of termination, either (a) in a separate agreement entered into directly with Adobe, license AEM and Adobe Target directly from Adobe from the effective date of termination through either (x) the end of the then current term of Consultants’ agreement with Adobe, or (y) the end of the then current DXP Hosting And Operations Services Term, whichever period is shorter, with terms and conditions the same as or similar to the Adobe Terms and in a manner consistent with Adobe’s then current direct commercial licensing terms available to similarly situated customers, at a rate no greater than $[***] per month, payable quarterly in advance (the “Remaining Adobe License Fees”), or (b) reimburse Amdocs the Remaining Adobe License Fees as an out-of-pocket expense incurred by Amdocs under clause (ii) of the first sentence of this paragraph. In connection therewith, if requested by USCC, Consultant will provide to USCC a copy of Consultant’s relevant agreement with Adobe, subject to Adobe consenting to such provision.

13.9
In the event of a Hosting Termination for Convenience, USCC will have the option to buy from Amdocs, at fair market value and free and clear of all liens and encumbrances, the hardware on which the DXP Hosting And Operations Services is then being provided. To exercise such option, USCC shall provide notice thereof together with the Hosting Early Termination Notice. The payments of the applicable exercise price shall be made on or before the termination date. For clarity, this option includes the right to buy hardware only; USCC will need to license AEM included in DXP directly from Adobe Systems Incorporated.

13.10
In the event of any termination or expiration of the DXP Hosting And Operations Services, within ten (10) days of notice of any termination, as applicable, and within ten (10) days of the date of such termination or expiration, Consultant shall provide the following to USCC without charge: (i) USCC Content as it then exists in DXP, in a mutually agreed file format that does not require Amdocs to perform additional software development, and (ii) the outputs generated through the operation of DXP described in the following table, all of which outputs shall be deemed Category 2B under Exhibit H to the Agreement:

Output No.	DXP Output Description
1	All wireframes and graphic designs of DXP.
2	All Static Content and Dynamic Content (each as defined in the WE SOW).
3	The build output of AEM for the USCC portal and the USCC mobile application, including all the pages/artifacts generated from the AEM build process.

13.11
In addition to the requirements under the preceding Section 13.10, upon USCC’s written request, which may be provided electronically and shall not exceed two requests per calendar year, Consultant shall provide to USCC DXP Outputs set forth in the preceding table.

13.12
If DXP requires a product upgrade or software refresh to any of the then current Third Party Software components, due to Third Party Software end of life support by the then currently used third party, Amdocs will obtain and install such upgrades and refreshes at no charge to USCC. For clarification, any adjustments or changes to DXP that the parties reasonably determine are necessary as a result of (i) incompatibility with any USCC systems, including TOPS and any third party software or systems that are hosted by or on behalf of USCC outside of DXP, or (ii) architectural changes or significant shifts in technology initiated by USCC or a third party vendor (such as, for illustration purposes only, the ceasing of support by Oracle of traditional database technology or a shift to Hadoop), shall, in the case of any of the circumstances described in the preceding clauses (i) or (ii), require mutual agreement of the parties with respect to additional fees and other terms and conditions with regards to such adjustments or changes.

13.13	Hosted DXP Limitation of Liability. The limitations of liability for Data Security Incidents with respect to the Hosted DXP are set forth in Section 9.4 of the Agreement.

13.14
API Gateway. As part of the DXP Hosting And Operations Services, Consultant shall maintain during the DXP Hosting And Operations Services Term a solution that enables a secure inbound connection to the production, disaster recovery, and performance-lab environments for DXP using hardware and software agreed upon by the parties such as IBM DataPower Gateway XG45.7.0.

13.15	Fees and Payments

a.
The fees with respect to the DXP Hosting And Operations Services are: (i) the annual fees for the maintenance and support of the software subject to the Oracle Licenses, (ii) monthly recurring DXP Hosting And Operations Services Fees as set forth in the table below, and (iii) any Renewal Term Hardware Refresh Fee pursuant to Section 13.15(e).

Task	Fee
Annual fee for software subject to Oracle Licenses	$[***]
Monthly DXP Hosting And Operations Services Fees*	$[***]

b.
At the beginning of each calendar month during the DXP Hosting And Operations Services Term, Consultant will issue an invoice for the monthly DXP Hosting And Operations Services Fees as set forth in the table in Section 13.15(a) above.

c.
On July 1, 2020 and on July 1 of each year thereafter during the DXP Hosting And Operations Services Term, Consultant will issue an invoice for the annual fees for maintenance and support of the software subject to Oracle Licenses as set forth in the table in Section 13.15(a) above.

d.
Subject to USCC’s right to terminate the DXP Hosting And Operations Services under Section 13.8, in the event of a termination or expiration of this MSSOW under Section 3 hereof, the DXP Hosting And Operations Services shall continue for the remainder of the DXP Hosting And Operations Services Term, including any potential DXP Hosting And Operations Services Renewal Terms, in which case: (i) the DXP Hosting And Operations Services fees shall increase to $[***] for every month of DXP Hosting And Operations Services (and the amount of the monthly Authorized Expenses shall increase to $[***]), and (ii) the applicable terms of this MSSOW shall survive such termination to the extent applicable to the DXP Hosting And Operations Services.

e.
If USCC elects to renew the DXP Hosting And Operations Services for a DXP Hosting And Operations Services Renewal Term, seventeen (17) months prior to the start of the DXP Hosting And Operations Services Renewal Term, Consultant shall issue an invoice to USCC in the amount of (i) [***] dollars ($[***]) for the Hardware Refresh (other than with respect to API Gateway and EBPP Application) for the DXP Hosting And Operations Services Renewal Term and (ii) up to [***] dollars ($[***]) for reimbursement of the net amount paid by Consultant for the Hardware Refresh with respect to API Gateway and EBPP Application, provided that Consultant shall provide to USCC documentation evidencing the same as reasonably requested by USCC (which documentation may be the Bill of Materials as agreed to between the parties) (clauses (i) and (ii) collectively, the “Renewal Term Hardware Refresh Fee”), which invoice USCC shall pay in accordance with the terms of the Agreement. “Hardware Refresh” shall mean replacement by Amdocs of the hardware to be used to provide DXP Hosting And Operations Services during the DXP Hosting And Operations Services Renewal Term. For clarity, the DXP Hosting And Operations Services Fees and the Renewal Term Hardware Refresh Fee are separate fees.

f.
USCC shall reimburse Consultant for actual travel and associated living expenses incurred in connection with the DXP Hosting And Operations Services in accordance with Section 3.2 of Schedule C to the MSOWMS and other applicable provisions of the Agreement. Amdocs will invoice USCC for such actual travel and associated living expenses on a monthly basis.

13.16.	[RESERVED]

13.17.
USCC acknowledges and agrees that the DXP includes certain third party Software commonly known as open source Software (“Open Source Software”). Such Open Source Software is distributed to and used by Consultant under the terms of the respective license agreements for such Open Source Software (the “Open Source Agreements”). This Section 13 in no way supplements or detracts from any term or condition of such Open Source Agreements. Consultant will provide to USCC, from time to time, upon reasonable written request, a complete listing of all Open Source Software included in the DXP. Consultant will comply in all material respects with all terms of the applicable Open Source Agreements with respect to all Open Source Software included in the DXP. Consultant will not use the Open Source Software included in the DXP in such a manner that it subjects any other software to the terms of any restricted open source license that requires USCC or Consultant to disclose, distribute or make available in source code form or be licensed under the terms of any Open Source Agreement any of Consultant’s or USCC’s software programs. A "restricted open source license" means any license that requires that any software incorporated into, based on, derived from or distributed with such software be disclosed, distributed or made available in source code form or be licensed under the terms of any Open Source Software license.

13.18.
All references in this MSSOW to TOPS shall also apply to and be deemed references to the DXP with respect to all Services and Deliverables which by their nature are relevant to both TOPS and DXP. For clarification, it is the intent of the parties that only those Services and Deliverables that are relevant solely to TOPS (by way of example and without limitation, those described in Sections 5.5, and 8 of this MSSOW) shall not apply to DXP. In the event of a conflict in the application of this Section 13.18 and another provision of this Section 13, such other provision shall control to the extent of the conflict. To the extent of a conflict or inconsistency between any provisions of this Section 13 and the rest of this MSSOW, the provisions of this Section 13 shall control.

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IN WITNESS WHEREOF, the parties have executed this MSSOW by their duly authorized representatives in one or more counterparts, each of which shall constitute an original.

USCC SERVICES, LLC		AMDOCS Tethys LIMITED
By:	/s/ Catherine Shackleford	By:	/s/ Dushyant Ruchwani
Name:	Catherine Shackleford	Name:	Dushyant Ruchwani
Title:	VP Supply Chain	Title:	Director

The below is a list that briefly describes the omitted appendixes and annexes from the 2019 Managed Services Statement of Work No. 1. These appendixes and annexes have been redacted in their entirety and omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. All capitalized terms in this index shall have the same meaning ascribed to them as in the 2019 Managed Services Statement of Work No. 1 and/or their respective appendixes and annexes.

Index of Appendixes and Annexes
Appendix 1	USCC and Amdocs Responsibilities for Non Production Environments - Table that lists accountability for tasks between USCC and Amdocs.
Appendix 2	Non Production Environments - Table that lists Environment Types and quantities.
Appendix 3	Examples of Capacity Planning Reports -
Appendix 4	Infrastructure Environment Tasks - Table that lists infrastructure environment tasks and requirements for each of the tasks.
Appendix 5	Operational Processes - List of processes and control activities.
Appendix 6	Scope of Nightly Sanity Testing - Table that lists details of sanity testing activities.
Appendix 7	Change Impact Analysis Requirements - Contains details of impact analysis for each Change Record.
Appendix 8	Monitoring - Table that indicates Monitoring Functions that Amdocs is responsible for and a separate table that defines the Monitoring Functions.
Appendix 9	Tools (Including Self Service Tools) - Table that lists service and product tools, descriptions of those tools and additional information with respect to the operation and use of the tools.
Appendix 10	Service Fees - Table that describes the annual service fees for each year during the Term.
Appendix 10.1	Financial Responsibility Matrix - Tables that describe financial responsibilities with respect to infrastructure, personnel and certain services at USCC’s facilities and Amdocs’ facilities.
Appendix 10.2	Termination Fees - Lists the applicable termination for convenience fees.
Appendix 10.3	Envelope Parameters - Table that describes the sizing and capacity assumptions relating to the Services.
Appendix 11	Governance - Table that lists Key Persons regarding governance responsibilities for the statement of work.
Appendix 12
Disaster Recovery and Business Continuity - Instructs that Schedule E of the 2019 Master Services Agreement for Managed Services shall be applicable to the 2019 Managed Services Statement of Work No. 1 .

Appendix 13	Service Languages/Locations - Instructs that Schedule F of the 2019 Master Services Agreement for Managed Services shall be applicable to the 2019 Managed Services Statement of Work No. 1 .
Appendix 14	Termination Assistance - Description of the Termination Assistance Services that Amdocs must provide.
Appendix 15	Deliverables - Table that lists required Deliverables, and the description, reporting frequency, type and category of each Deliverable.
Appendix 16	Repurchase of Services After Termination for Cause - Provisions with respect to the purchase of certain services following termination for cause of the 2019 Managed Services Statement of Work No. 1.
Appendix 17	Other Obligations - Describes the additional rights and obligations for certain matters that relate to the Services to be performed by Amdocs.

Appendix 18
Performance Requirements (SLAs and KPIs) -Contains the specific terms applicable to the Service Levels and KPIs applicable to the Services provided under the 2019 Managed Services Statement of Work No. 1 and the 2019 Master Statement of Work for Managed Services.

Attachment 1 to Appendix 18	Stuck Order Definitions and Terms - Definitions and terms applicable to and SLA in Appendix 18.
Appendix 19	DXP Hosting and Operations Services, Definitions and Roles and Responsibilities - Provides definitions and terms with respect to the hosting and operation of USCC’s digital platform.
Appendix 20	System and Network Architecture - Graphics that illustrate the network architecture of USCC’s digital platform.
Appendix 21	We Hosting and Operation Services - Envelope Parameters Table that describes the sizing and capacity assumptions relating to the Services for USCC’s digital platform
Appendix 22	Oracle Licenses - List of software from Oracle required for USCC’s digital platform.
Appendix 23	Adobe Terms - Description of certain terms with respect to use of software of Adobe Systems Incorporated.
Annex A 1 to Appendix 23	Product Specific Licensing Terms - Description of the licensing terms applicable to certain Adobe on-premise software.
Annex A 2 to Appendix 23	Product Specific Licensing Terms - Description of licensing terms applicable to certain Adobe library software.